Exhibit (99)

Media Contacts :

Mary Eshet 704.383.7777

Christy Phillips 704.383.8178

Investor Contacts :

Alice Lehman 704.374.4139

Jeff Richardson 704.383.8250

Ellen Taylor 704.383.1381

Press Release January 31, 2006
Thomas J. Wurtz Named Chief Financial Officer of Wachovia Corporation
Robert P. Kelly to be Chief Executive Officer of Mellon Financial Corporation

CHARLOTTE, NC – Wachovia Corporation announced today that Thomas J. Wurtz has been named chief financial officer of the company, effective immediately. Wurtz joined the company in 1994 and has served for the past seven years as the company’s treasurer and head of the Treasury and Planning Division.

“Tom is one of the most astute financial professionals I have ever known,” said Ken Thompson, Wachovia chairman and chief executive officer. “His leadership and insight have already contributed a great deal to Wachovia’s success and its strong capital position, excellent debt ratings, earnings growth and financial flexibility. I am confident that Tom’s direction and guidance will ensure strategic continuity and sustained financial discipline, and he is already well known to our investor community. We are incredibly fortunate to have an individual with Tom’s talents assume the responsibilities of CFO for Wachovia.”

As chief financial officer and head of the Finance Division, Wurtz will have leadership responsibility for treasury management and planning, financial reporting, budgeting, investor relations, taxation, real estate operations and purchasing. He will also continue as Wachovia’s treasurer until a new treasurer is named.

“Bob Kelly has been an excellent role model with his commitment to transparent financial disclosure, open communication with investors and understanding of Wachovia’s key business drivers,” said Wurtz. “It has been a very rewarding professional experience to serve on Wachovia’s management team as we have transformed the company over the past five years. I look forward to continuing the strong financial governance and successful strategic direction established under Ken’s and Bob’s leadership. It is an honor to serve as CFO for a company with such clear commitment to its customers, employees, communities, and investors.”

Robert P. Kelly, Wachovia’s former chief financial officer, announced today that he has accepted a position as chairman, president and chief executive officer of Mellon Financial Corporation.

“Bob has been an outstanding leader at Wachovia for the past five years, which have been pivotal for our company,” said Thompson. “During his tenure at Wachovia, we have been recognized for best-in-class financial disclosure, and our stock has returned an annualized 18 percent to shareholders compared with 7 percent for the KBW bank index. We thank Bob for his immense contribution and wish him much success in his new position.”

Wurtz previously served as Director of Forecasting and Assistant Treasurer for the company. Prior to joining Wachovia, Wurtz was vice president of asset liability management for California Federal Bank and manager of capital markets for the U.S. Office of Thrift Supervision-Western Region. He holds a B.S. degree in engineering from West Virginia University and an M.B.A. in finance from Arizona State University.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with banking operations from Connecticut to Florida and west to Texas, and retail brokerage operations nationwide. Wachovia had assets of $520.8 billion, market capitalization of $82.3 billion and stockholders’ equity of $47.6 billion at December 31, 2005. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve more than 13 million household and business relationships primarily through 3,131 offices in 15 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, also serves clients through 719 offices in 49 states, Washington, D.C., and six Latin American countries. The Corporate and Investment Bank serves clients in selected industries nationwide. Global services are offered through 40 offices around the world. Online banking and brokerage products and services also are available through Wachovia.com.

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